EXHIBIT 99.2




                                              Talley Industries, Inc.
                                              2702 N. 44th St., 100A
                                              Phoenix, Arizona 85008
                                              http://www.talleyind.com

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     FOR IMMEDIATE RELEASE                    Contact: Daniel R. Mullen
                                                       V.P. & Treasurer
                                                       (602) 957-7711





             CARPENTER CONCLUDES SUCCESSFUL TALLEY TENDER OFFER
             --------------------------------------------------

          PHOENIX, Ariz. (December 5, 1997)(TAL:NYSE) -- Talley Industries, Inc. announced today that is shareholders have tendered a majority of the outstanding shares to Score Acquisition Corp., a wholly-owned subsidiary of Carpenter Technology Corporation (NYSE:CRS). The tender offer expired at midnight (EST) on Thursday, December 4, 1997.
          Based on a preliminary count from the depositary for the offer, 11,442,202 shares were tendered and accepted for payment. Shares tendered represented 74% of the aggregate voting power of Talley on a fully diluted basis.
          The all-cash tender offer was $12 per share of Talley Common Stock, $16 per share of Talley Series B Preferred Stock (NYSE:TALprB) and $11.70 per share of Talley Series A Preferred Stock.
          "We are pleased with the overwhelming number of shares tendered, as this is an extremely positive endorsement of the cash offer by Carpenter Technology," commented Paul L. Foster, Talley Chairman and Chief Executive Officer. "It represents the successful culmination of efforts by the Talley Board of Directors to maximize value for our shareholders,"
     Mr. Foster concluded.
          Talley Industries, Inc. designs, manufactures, and supplies specialized industrial, commercial, and aerospace products and services, including stainless steel bar and wire rod, and high reliability electronic components. The Company was a pioneer in the automotive airbag industry and is currently developing new airbag technologies.








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